UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: December 5, 2005
Commission File No. 001-31463
DICK’S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1241537 (I.R.S. Employer Identification No.)

300 Industry Drive, RIDC Park West,	15275
Pittsburgh, Pennsylvania (Address of principal executive offices)	(Zip Code)
(724) 273-3400
(Registrant’s telephone number, including area code)

ITEM 1.01. Entry into a Material Definitive Agreement
On December 5, 2005, Dick’s Sporting Goods, Inc., (the “Company”) (NYSE: DKS) announced that Gary Sterling, the Company’s Senior Vice President — Merchandising, announced his planned retirement.
On November 28, 2005, the Company agreed to terms of employment with Gwen Manto, whereby Ms. Manto agreed to join the Company as Executive Vice President & Chief Merchandising Officer (the “Offer Letter”). Ms. Manto is expected to join the Company on or about January 9, 2006. Pursuant to the Offer Letter, Ms. Manto will receive a gross annual salary of $600,000, and will be eligible to participate in the Company’s discretionary management bonus plan. Ms. Manto will receive a signing bonus of $385,000, payable in two installments, which must be refunded if employment is voluntarily terminated within one year of starting employment, and an initial stock grant of 75,000 shares, which are cliff vested at three (3) years from her starting employment date. The Company also agreed to pay to Ms. Manto the value of 8,000 units of unvested restricted stock held by Ms. Manto in connection with her previous employment at Sears, Roebuck & Company. These payments will be made in two installments during 2006 and 2007. Additionally, Ms. Manto will be eligible to participate in the full range of benefits and 401K plan offered to other Company officers.
A copy of the Offer Letter is filed as Exhibit 10.1 to this report and is hereby incorporated by reference.
Item 7.01. Regulation FD Disclosure
Dick’s Sporting Goods, Inc. issued a press release dated December 5, 2005 to announce the retirement of Mr. Sterling and selection of Ms. Manto. The press release is set forth in its entirety and attached as Exhibit 99.1 hereto.
     ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibit.

Exhibit No.	Description

10.1	Offer Letter between Dick’s Sporting Goods, Inc. and Gwen Manto, dated November 22, 2005

99.1	Press release of Dick’s Sporting Goods, Inc. dated December 5, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DICK’S SPORTING GOODS, INC.
Date: December 9, 2005	By:	/s/ William R. Newlin

	Name: Title:	William R. Newlin Executive Vice President and Chief Administrative Officer